Exhibit 99.1

RCG Signs LOI to Acquire New York-Based Response Staffing

CHARLOTTE, N.C. — March 23, 2004 — RCG (AMEX: RCG) announced today that it has signed a letter of intent to acquire Response Personnel, Inc., RPI Professional Alternatives Inc. and Career Advisors, Inc. (collectively, “Response”). Specific financial terms were not disclosed as the parties to the LOI are subject to a confidentiality agreement. Closing of the acquisition is subject to completion of due diligence by RCG, securing appropriate financing and additional customary closing conditions. RCG anticipates signing a definitive agreement no later than May 31, 2004. The transaction is expected to be immediately accretive to RCG’s earnings and cash flow.

Response was founded in 1989 and is based in New York City. The company is a leading provider of professional staffing services in the greater tri-state area, primarily serving Fortune 1000 companies. Its annual revenues have averaged more than $42 million over the past three years and it has been consistently profitable.

As of December 31, 2003, Response had approximately 110 full-time employees, approximately 80 of which are managers and recruiting professionals. Response maintains offices in New York City; Long Island, NY; Jersey City, NJ; Iselin, NJ; and Stamford, CT.

The senior management team of Response Staffing, which will remain and continue to run Response after the closing of the deal, has over 60 years of combined experience in the staffing industry.

“We are very enthusiastic about the opportunity to partner with a progressive organization such as RCG. RCG opens a vast pool of resources that will greatly enhance the future of the Response Companies,” said Allen Gutterman, President and CEO of Response.

Jeffrey Willmott, RCG’s Chairman, said, “We view this transaction as a logical and fundamental step toward our strategic goal of delivering rapidly growing, relatively low-risk revenues, which will increase both earnings per share and cash flow. Response Staffing has an excellent reputation and an exceptional entrepreneurial management team. They have built a strong, profitable business that is well positioned for future growth. We look forward to working with Allen Gutterman and his outstanding team at Response.”

About RCG Companies Incorporated

RCG Companies Incorporated (www.rcgcompanies.com) is focused on delivering to its shareholders rapidly growing, relatively low-risk revenues, along with increasing earnings per share. The majority of RCG’s revenues are currently derived from its wholly owned travel service segment, Flightserv, Inc., which delivers leisure and vacation travel packages under the SunTrips™ and Vacation Express™ brands, together making Flightserv one of the largest leisure travel tour operators in the United States. RCG is also involved in the technology services sector, through its wholly owned software and information technology services unit, Logisoft Corp.

Certain statements made herein are forward-looking statements under the Private Securities Litigation Reform Act of 1995. They include statements regarding the timing and expected benefits of the acquisition of Response Staffing. These statements are based on management’s current expectations and estimates; actual results may differ materially due to certain risks and uncertainties. For example, the timing of the acquisition and the ability of the acquired business and RCG to achieve expected results may be affected by successful completion of the acquisition, competitive price pressures, availability of temporary workers, ability to retain key employees, government regulation, conditions in the economy, industry growth and internal factors, such as

Exhibit 99.1

the ability to control expenses. For a discussion of additional factors affecting RCG Companies Incorporated, see the RCG Companies Incorporated Annual Report on Form 10-K for the fiscal year ended June 30, 2003 as filed with the Securities and Exchange Commission.

Contact:

Investor contact:
The Del Mar Consulting Group, Inc.
Robert B. Prag, 858-794-9500
bprag@delmarconsulting.com

or

Company contact:
RCG Companies Incorporated
Andrew Lauman, 704-366-5054 ext. 27
adl@rcgcompanies.com